UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14C
(RULE 14C-101)
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SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
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Definitive Information Statement

Brinker Capital Destinations Trust

(Name of Registrant as Specified in its Charter)
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BRINKER CAPITAL DESTINATIONS TRUST
1055 Westlakes Drive, Suite 250
Berwyn, Pennsylvania 19312
DESTINATIONS MUNICIPAL FIXED INCOME FUND
July 24, 2023
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT REGARDING RECENT SUB-ADVISER CHANGES
An Information Statement regarding recent sub-adviser changes related to the Destinations Municipal Fixed Income Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.
We are not asking you for a proxy and you are not required to send us a proxy.
At an in-person meeting held on March 7, 2023, the Board of Trustees of the Trust (the “Board”) approved Lord, Abbett & Co. LLC (the “Sub-Adviser”) as a sub-adviser to the Fund. The new Sub-Adviser has been allocated assets within the Fund by Orion Portfolio Solutions LLC d.b.a. Brinker Capital Investments (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor the new Sub-Adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-advisers within the Fund.
This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the U. S. Securities and Exchange Commission.
This Notice presents only a brief overview of the changes. The online Information Statement provides more complete information. The Information Statement will be available on the Fund’s website at www.destinationsfunds.com/destinations-municipal-fixed-income-fund for at least 90 days after you receive this Notice.
A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT
BRINKER CAPITAL DESTINATIONS TRUST
1055 Westlakes Drive, Suite 250
Berwyn, Pennsylvania 19312
DESTINATIONS MUNICIPAL FIXED INCOME FUND
July 24 , 2023
Dear Shareholder,
This Information Statement is being made available to shareholders of the Destinations Municipal Fixed Income Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Orion Portfolio Solutions LLC d.b.a. Brinker Capital Investments (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.
We are not asking you for a proxy and you are not required to send us a proxy.
Please take a few minutes to review this Information Statement and thank you for investing in the Fund.
Sincerely,
/s/ Kylee Beach

Kylee Beach
President
Brinker Capital Destinations Trust

DESTINATIONS MUNICIPAL FIXED INCOME FUND
Appointment of a New Sub-Adviser
At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on March 7, 2023 (the “Meeting”), Orion Portfolio Solutions LLC d.b.a. Brinker Capital Investments (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (each an “Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Lord, Abbett & Co. LLC (“Lord Abbett”) as a sub-adviser to the Destinations Municipal Fixed Income Fund (the “Fund”).
Under the terms of the new sub-advisory agreement, Lord Abbett makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises, and administers the Fund’s investment program with respect to those assets.
Adviser’s Recommendation and the Board’s Consideration
The Adviser recommended Lord Abbett as a sub-adviser because it believes that Lord Abbett is suited to help the Fund meet its overall investment objective. Lord Abbett integrates fundamental and quantitative research with the goal of delivering an enhanced yield over full market cycles. The Lord Abbett High Income Municipal strategy has a quantitative approach to relative value and security selection that is supported by fundamental research and risk management. The strategy utilizes yield curve positioning and security selection to capture the benefits that result from exposure to the high yield municipal bond sector.
In considering Lord Abbett, the Board received written and oral information from the Adviser and Lord Abbett. The Board also met with representatives of the Adviser and Lord Abbett and considered information provided by Lord Abbett and the Adviser about Lord Abbett’s portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving Lord Abbett as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and Lord Abbett regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of each of the Fund and Lord Abbett’s strategy; (iii) the history, reputation, qualifications and background of Lord Abbett and its investment personnel and Lord Abbett’s financial condition; (iv) the performance record of Lord Abbett; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to Lord Abbett, including any benefits to be received by Lord Abbett in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve Lord Abbett as a sub-adviser to the Fund and reached the following conclusions:
Nature, Extent and Quality of Services.
The Board concluded, based on the information provided by the Adviser and Lord Abbett, that the nature, extent and quality of the investment advisory services expected to be provided by Lord Abbett were adequate and appropriate in the context of (i) the experience and the qualifications of Lord Abbett and its investment personnel; (ii) Lord Abbett’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, including Lord Abbett’s quantitative investment approach; (iii) how Lord Abbett would complement the Fund’s existing sub-advisers; (iv) the adequacy and scope of Lord Abbett’s compliance program; and (v) the Adviser’s recommendation to engage Lord Abbett.
Investment Performance.
The Board discussed with representatives of the Adviser the investment strategy to be employed by Lord Abbett in managing its portion of the Fund’s assets. In particular, the Board reviewed the performance of Lord Abbett’s investment approach from 2012 through 2022, including against benchmark indexes and as attributable to certain credit ratings and sector exposures of underlying investments. The Board also reviewed the performance of the investment strategy on an annualized basis over various time periods and market conditions and considered how certain sector exposures had contributed to recent performance. The Board took into account the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.
The Board reviewed and considered the sub-advisory fee that, under the terms of the proposed sub-advisory agreement, would be payable by the Adviser to Lord Abbett, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to Lord Abbett by the Adviser with respect to the Fund’s assets to be allocated to Lord Abbett was reasonable and appropriate. The Board recognized that, because Lord Abbett’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of Lord Abbett as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Lord Abbett, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because Lord Abbett’s fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to Lord Abbett was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to Lord Abbett were not considered relevant at that time to the Board’s decision to approve the sub-advisory agreement with Lord Abbett. The Board also concluded that any other benefits that could be expected to accrue to Lord Abbett by virtue of its relationship with the Fund were reasonable.
Other Considerations.
After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with Lord Abbett, having determined that the agreement would be in the best interests of the Fund.
Following the Board’s approval, the Adviser entered into a sub-advisory agreement with Lord Abbett, and Lord Abbett began managing the assets of the Fund allocated to it by the Adviser on April 26, 2023. The Adviser determined that the initial target percentage of the Fund’s assets allocated to Lord Abbett would be approximately 15%.
The New Sub-Advisory Agreement
The terms of the new sub-advisory agreement with Lord Abbett are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to Lord Abbett.
Under the new sub-advisory agreement, Lord Abbett makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Lord Abbett discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies, and limitations. The new sub-advisory agreement is dated March 15, 2023 and has an initial term ending March 14, 2025. Thereafter, the continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.
For its services to the Fund under the sub-advisory agreement, Lord Abbett receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to Lord Abbett. As a result of the addition of Lord Abbett as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund increased by 0.4 basis points from 15.2 basis points to 15.6 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2024.
Additional Information about Lord Abbett
Lord Abbett is a Delaware limited liability company with a principal business address at 90 Hudson Street, Jersey City, New Jersey 07302. Lord Abbett became registered as an investment adviser with the U.S.

Securities and Exchange Commission in November 1970 and is wholly-owned by its members. Listed below is the name and principal occupation of the portfolio managers responsible for the day-to-day management of the Fund’s assets allocated to Lord Abbett and Lord Abbett’s principal executive officers. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Lord Abbett, is the same as that of Lord Abbett.
Name	Title
Robert Stanley Dow	Non-Executive Member
Daria Lopresti Foster	Non-Executive Member
Susan E. Lynch	Non-Executive Member
Douglas Bloom Sieg	Member, Managing Partner
Lawrence Bruce Stoller	Member and General Counsel
Angela L. Fannon	Member and Chief Financial Officer
Mary Ann Picciotto	Managing Director, Global Chief Compliance Officer
Comparable Funds
Lord Abbett does not currently manage the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Municipal Fixed Income Fund.
Payments of Commissions to Affiliated Brokers
During the Fund’s most recently completed fiscal year ended February 28, 2023, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.
Purchases of Lord Abbett’s Securities by the Trustees
As of June 30, 2023, no Trustee of the Trust had purchased or sold any securities of the current or former parent entities of Lord Abbett.
There were no changes in ownership in 2022.
OTHER INFORMATION
Adviser
Orion Portfolio Solutions d.b.a. Brinker Capital Investments serves as Adviser to the Fund and is located at 17605 Wright Street, Omaha, Nebraska 68130.
Distributor
Foreside Fund Services, LLC, serves as the distributor to the Fund and is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.
Administrator
Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.
Householding
If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports
Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.